February 20, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES ENTERS INTO FIVE-YEAR,
$500 MILLION REVOLVING CREDIT AGREEMENT

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) and Raymond James & Associates, Inc. announced today that they have entered into an unsecured $500 million revolving credit agreement with a syndicate of lenders led by Bank of America, Citibank, JP Morgan Chase Bank and Regions Bank.

“While the firm maintains a strong liquidity position, this credit facility further strengthens our flexibility during the next five years,” said Raymond James Treasurer Paul Shoukry. “We appreciate the enthusiastic support from our banking partners.”

Details of the agreement will be available upon its filing on www.sec.gov no later than Monday, February 25, 2019, by searching Raymond James Financial.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors. Total client assets are $725 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.